Exhibit 10.4

ROYAL CARIBBEAN CRUISES LTD.

2008 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Royal Caribbean Cruises Ltd. (the “Company”) hereby certifies that as of (Date) (the “Date of Grant”), (Name) (the “Optionee”), a director, officer or employee of the Company and/or its Affiliates, was granted, pursuant to the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan (the “Plan”), an option to purchase an aggregate of (#) shares (the “Options”) of Stock of the Company at an Exercise Price of $(price) per share. The Options consist of:

•	A Nonqualified Option to purchase (#) shares of Stock.

Except as otherwise provided in the Plan, the Optionee shall have the right to purchase from the Company, in whole or in part, after the following dates, the following number of shares:

                                                                                               Nonqualified

                                                Vesting Date                  Shares Exercisable

The Options are subject in all respects to the applicable terms and conditions of the Plan now in effect and as may be amended from time to time, as well as to such rules and regulations as the Committee may adopt in accordance with the Plan (which terms and conditions are and automatically shall be incorporated herein by reference and made a part hereof). Unless earlier termination pursuant to any provision of the Plan, the Options shall expire on (Date).

Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan.

IN WITNESS WHEREOF, the Company has caused this Stock Option Award Agreement to be executed and the Optionee has acknowledged his/her acceptance of this Certificate and his/her receipt of the 2008 Equity Incentive Plan document.

Royal Caribbean Cruises Ltd.	Optionee:

By: ______________________________	______________________________
(Name)